July 25, 2013

Bitzio, Inc.
San Francisco, CA

Consent to Act as President, Chief Executive Officer, Secretary and Chief Financial Officer

I, Hubert Blanchette, of Mesa, Arizona hereby consent effective this date to join the board of Bitzio, Inc and to assume the positions of President, Chief Executive Officer, Secretary and Chief Financial Officer of Bitzio, Inc.

Hubert Blanchette